Exhibit 99.2

CONTACT:	Jeffrey L. Thompson Executive Vice-President (310) 781-2222

EDELBROCK CORP. REVISES EARNINGS AND EARNINGS PER SHARE AS REPORTED
IN ITS SEPTEMBER 10, 2004 PRESS RELEASE

Torrance, California (September 28, 2004) — Edelbrock Corporation (Nasdaq NM: EDEL) today announced that it has revised its earnings for the quarter ending June 30, 2004 as previously reported on September 10, 2004. The revised results will be reflected in the company’s Annual Report on Form 10-K to be filed on September 28, 2004.

Subsequent to the issuance of its September 10, 2004 press release, the company received documentation from its workers’ compensation carrier and determined that there was a liability of approximately $490,000 relating to its workers’ compensation insurance that is maintained on a retrospective basis. In addition, the company increased its federal and state taxes on income to reflect the non-deductibility of certain going-private transaction costs which increased the company’s effective tax rate from 37.5 percent to 40.6 percent. The impact of the adjustments resulted in a change to previously reported earnings for the year ended June 30, 2004 from $3,979,000, or $0.72 per diluted share, to $3,494,000, or $0.63 per diluted share, and a change to previously reported earnings for the quarter ended June 30, 2004 from $1,320,000, or $0.24 per diluted share, to $835,000, or $0.15 per diluted share.

Edelbrock Corp. Revises Earnings and Earnings Per Share as Reported in its September 10, 2004 Press Release — Page 2

About Edelbrock Corporation:

Founded in 1938, Torrance, California-based Edelbrock Corp. is recognized as one of the nation’s premier designers, manufacturers and distributors of performance replacement parts for the automotive and motorcycle aftermarkets. In addition to three production facilities and an automated distribution center in Torrance, the Company owns and operates a state-of-the-art aluminum foundry and its motorcycle carburetor division in San Jacinto, Calif., at which it manufactures many of its quality products.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Any statements set forth above which are not historical facts, including statements relating to future economic and climatic conditions, are forward-looking statements that involve known and unknown risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as the financial strength and competitive pricing environment of the automotive and motorcycle aftermarket industries, product demand, sales growth and activity levels, cash flows, dependence on key suppliers, market acceptance, manufacturing efficiencies, new product development, the success of planned advertising, marketing and promotional campaigns, and other risks identified herein and in other documents filed by the Company with the Securities and Exchange Commission. Other potential risks and uncertainties that may affect the Company’s business and financial condition include the potential effects of the proposal by Mr. Edelbrock to acquire the outstanding shares of the Company’s common stock not already beneficially owned or controlled by him such as (i) the distraction of the Company’s management from the operation of the Company’s business caused by the pendency of the proposed transaction and related litigation, required filings with the Securities and Exchange Commission, and any subsequent developments; and (ii) material increases in the Company’s expenses for professional services and other transaction and litigation related costs and expenses which are expected to be incurred whether or not the proposed transaction is consummated.

Edelbrock Corp. Revises Earnings and Earnings Per Share as Reported in its September 10, 2004 Press Release — Page 3

EDELBROCK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended		Fiscal Year ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues	$38,030,000	$32,678,000	$125,980,000	$115,225,000
Cost of sales	24,364,000	21,248,000	80,850,000	73,409,000

Gross profit	13,666,000	11,430,000	45,130,000	41,816,000

Operating expenses
Selling, general and administrative	10,734,000	9,492,000	35,813,000	33,671,000
Research and development	1,268,000	1,185,000	3,913,000	3,827,000

Total operating expenses	12,002,000	10,677,000	39,726,000	37,498,000

Operating income	1,664,000	753,000	5,404,000	4,318,000
Interest expense	—	(10,000)	(6,000)	(48,000)
Interest income	1,000	8,000	31,000	54,000
Gain on sale of assets and other (loss) income	(4,000)	7,000	453,000	23,000

Income before taxes on income	1,661,000	758,000	5,882,000	4,347,000
Taxes on income	826,000	49,000	2,388,000	1,377,000

Net income	$835,000	$709,000	$3,494,000	$2,970,000

Basic net income per share	$0.15	$0.13	$0.64	$0.54

Diluted net income per share	$0.15	$0.13	$0.63	$0.54

Basic weighted average number of shares outstanding	5,484,000	5,452,000	5,465,000	5,452,000
Effect of dilutive stock options and warrants	109,000	1,000	52,000	6,000

Diluted weighted average number of shares outstanding	5,593,000	5,453,000	5,517,000	5,458,000

Edelbrock Corp. Revises Earnings and Earnings Per Share as Reported in its September 10, 2004 Press Release — Page 4

EDELBROCK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2004	2003
ASSETS
Current assets
Cash and cash equivalents	$12,540,000	$8,707,000
Accounts receivable, net	27,825,000	26,858,000
Inventories	28,399,000	26,398,000
Prepaid expenses and other	3,246,000	3,835,000

Total current assets	72,010,000	65,798,000
Property, plant and equipment, net	36,588,000	37,965,000
Real estate properties, net	229,000	266,000
Goodwill and license agreement	1,852,000	1,930,000
Other	605,000	1,441,000

Total assets	$111,284,000	$107,400,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,345,000	$12,038,000
Accrued expenses	5,992,000	4,692,000
Current portion of long-term debt	35,000	48,000

Total current liabilities	16,372,000	16,778,000
Long-term debt	179,000	494,000
Deferred income taxes	3,984,000	3,090,000
Shareholders’ equity	90,749,000	87,038,000

Total liabilities and shareholders’ equity	$111,284,000	$107,400,000